Mail Stop 3233
                                                                 June 18, 2018

     Via E-mail
     BX REIT Advisors L.L.C.
     Leon Volchyok
     345 Park Avenue
     New York, NY 10154

            Re:     Blackstone Real Estate Income Trust, Inc.
                    Registration Statement on Form S-11
                    Filed June 12, 2018
                    File No. 333-225566

     Dear Mr. Volchyok:

            This is to advise you that we have not reviewed and will not review your registration statement.

             Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

            Please contact Rahul K. Patel, Staff Attorney, at (202) 551-3799 with any questions.


                                                                 Sincerely,

                                                                 /s/ Sonia
Gupta Barros

                                                                 Sonia Gupta
Barros
                                                                 Assistant
Director
                                                                 Office of Real
Estate and
                                                                 Commodities

     cc:    Benjamin Wells
            Simpson Thacher & Bartlett LLP